UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 5, 2004

THE ANDERSONS, INC.

(Exact name of registrant as specified in its charter)

OHIO	34-1562374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 W. Dussel Drive, Maumee, Ohio	43537
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 12:

The following press release was issued on May 5, 2004:

The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE	AT THE COMPANY: Gary Smith
WEDNESDAY, MAY 5, 2004	(419) 891-6417

THE ANDERSONS, INC. REPORTS IMPROVED REVENUE AND EARNINGS

First Qtr. EPS $(0.03) This Year vs. $(0.07) in 2003

MAUMEE, OHIO, MAY 5, 2004-The Andersons, Inc. (Nasdaq: ANDE), today reported a first quarter loss of $0.2 million, or three cents per diluted share. In the same three-month period of 2003, the company incurred a loss of $0.5 million, or seven cents per diluted share. Total revenues of $275 million for the period were $36 million higher than the first quarter of 2003.

The Agriculture Group incurred an operating loss of $1.5 million for the quarter. In the comparable three-month period of 2003, the group lost $1.0 million. Revenues of $184 million in this year’s first quarter were $34 million higher than a year ago. First quarter revenues in the group’s grain business were higher this year due to higher average grain prices and increased volume. Grain gross profit and operating income were both slightly below first quarter 2003 levels. Total tonnage and revenues in the group’s plant nutrient business increased somewhat from the prior year during the first quarter. Expenses were moderately higher, however, and the plant nutrient bottom line declined slightly. With carryover stocks of corn in the U.S. projected to drop to their lowest level in several years and currently high grain market prices, planted acres and total corn production on U.S. farms are expected to increase this season. This points toward good fertilizer sales this spring and a large grain harvest in the fall, assuming reasonably good weather during the growing season.

The Rail Group’s first quarter performance outpaced 2003’s first quarter. Total revenues of $11.1 million were up $6.7 million for the period, and operating income of $1.3 million was $1.0 million above last year. The group completed several railcar financing transactions during the quarter and midway through the period finalized the previously announced acquisition of a large number of railcars and locomotives. This transaction more than doubled the size of the group’s fleet and positioned it among the major rail leasing companies in North America.

The Processing Group’s first quarter 2004 operating income of $3.2 million was $0.5 million below the amount it earned in the same period last year. Total revenues of $45.2 million for the quarter were $7.2 million below the 2003 first quarter level. Most of the group’s lawn products income is typically generated during the first quarter each year as retailers, golf course superintendents and landscapers get ready for springtime business. This year, first quarter sales were lower due to the volume of carryover inventories held by retailers and some shipments that occurred late in 2003 which normally would have happened in January of 2004. In addition, sales to professional markets were hampered by the cold weather which delayed the season’s start for many lawn care operators.

The Retail Group’s sales of $34.6 million in the first quarter represented a robust 8.2 percent increase in same-store sales compared to the same three-month period in 2003. While the average amount of each customer’s purchase increased slightly, most of the $2.6 million increase in the group’s total revenue was attributable to growth in the number of customers served. Average margins were relatively unchanged for the period. Because of the resultant increase in total gross profit, the group’s operating performance improved by $0.3 million.

The Andersons’ consolidated balance sheet grew noticeably during the first quarter, primarily due to the rail acquisition that added approximately $90 million to the company’s total assets and $86.4 million of non-recourse debt securitized by the rail assets purchased.

“We’re off to a reasonably good start this year, and things appear to be positioned pretty well for the important spring season,” said President and Chief Executive Officer Mike Anderson. “Corn acreage projections look promising, and we believe that strong grain prices will encourage average or better agricultural fertilizer use this season. We’re getting indications of good spring activity in our stores’ lawn and garden business, and we’re also encouraged by the early results from our big rail acquisition.”

Anderson also stated “At this juncture, I believe that our 2004 full-year EPS could be in the $1.40 to $1.65 range. It’s still early, though, and numerous factors could go either way. My point is simply that forecasting future results in our diverse businesses is imprecise at best. I will update this forecast as we go through the year.”

The company will host a webcast on Thursday, May 6, 2004 at 11:00 A.M. EST, to discuss its first quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz405410570gf12.html.

The Andersons, Inc. is a respected leader and dominant regional player in grain merchandising and agricultural plant nutrients distribution. Its strong position in these basic businesses has allowed the company to diversify into rail equipment leasing, the production of turf care products, and general merchandise retailing. The company has been in operation since 1947.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.

Consolidated Statements of Operations

	Three Months ended
	March 31
(in thousands, except for per share amounts)	2004	2003
Sales and merchandising revenues	$275,050	$238,651
Cost of sales and merchandising revenues	238,988	205,768

Gross profit	36,062	32,883
Operating, administrative and general expenses	34,744	32,438
Interest expense	2,666	2,303
Other income, net	953	1,129

Loss before income tax credit	(395)	(729)
Income tax credit	(149)	(248)

Net loss	$(246)	$(481)

Per common share:
Basic earnings (loss)	$(0.03)	$(0.07)

Diluted earnings (loss)	$(0.03)	$(0.07)

Dividends paid	$0.075	$0.070

Weighted average shares outstanding-basic	7,218	7,181

Weighted average shares outstanding-diluted	7,218	7,181

The Andersons, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31	December 31	March 31
(in thousands)	2004	2003	2003
Assets
Current assets:
Cash and cash equivalents	$3,624	$6,444	$7,038
Restricted cash	1,993	—	—
Accounts receivable (net) and margin deposits	118,534	68,546	79,057
Inventories	280,326	259,755	248,454
Other current assets	33,525	22,234	19,582

Total current assets	438,002	356,979	354,131
Other assets	22,422	13,702	13,568
Railcar assets leased to others (net)	101,062	29,489	29,783
Property, plant and equipment (net)	94,828	92,449	92,557

	$656,314	$492,619	$490,039

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$174,000	$48,000	$118,200
Other current liabilities	181,209	219,447	158,990

Total current liabilities	355,209	267,447	277,190
Deferred items and other long-term liabilities	27,329	27,254	23,618
Long-term debt non-recourse	77,036	—	—
Long-term debt	81,248	82,127	84,481
Shareholders’ equity	115,492	115,791	104,750

	$656,314	$492,619	$490,039

Segment Data

	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended March 31, 2004
Revenues from external customers	$184,193	$11,080	$45,226	$34,551	$—	$275,050
Gross Profit	13,718	5,069	7,859	9,416	—	36,062
Other income	530	97	51	156	119	953
Operating income (loss)	(1,529)	1,291	3,212	(2,317)	(1,052)	(395)
Quarter ended March 31, 2003
Revenues from external customers	149,905	4,382	52,420	31,944	—	238,651
Gross Profit	13,753	2,142	8,482	8,506	—	32,883
Other income	571	50	203	138	167	1,129
Operating income (loss)	(1,032)	304	3,739	(2,623)	(1,117)	(729)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: May 6, 2004	By:	/s/Michael J. Anderson

Michael J. Anderson
President and Chief Executive Officer